Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com
FOR IMMEDIATE RELEASE
The Princeton Review Reports First Quarter 2007 Operating Results
New York, NY, May 15, 2007 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced financial results for the three months ended March 31, 2007.
First Quarter Financial Highlights
For the quarter ended March 31, 2007, revenue increased 19.5% to $40.2 million from $33.6 million in the 2006 first quarter. The Company reported net income attributable to stockholders of $4.6 million, or $0.17 per share, as compared to a loss of ($2.1) million, or ($0.08) per share, in the year-ago quarter. First quarter 2007 results include a gain of $4.5 million from the sale of the Company’s higher education technology business, Embark, in February 2007.
“Even discounting the sale of Embark, underlying financial performance improved this quarter,” said John Katzman, CEO. “We continue to grow revenues and reduce our cost structure. We feel we’re getting back on track.”
Test Preparation Services
For the quarter, Test Preparation Services revenue increased by $1.4 million, or 5.6%, from $25.1 million in 2006 to $26.5 million in 2007. This increase largely resulted from increases in SES revenue and tutoring, which were partially offset by lower SAT and MCAT revenue.
Operating income in the Test Prep division was $3.7 million for the quarter compared to $4.7 million for the first quarter of 2006. The division is experiencing some pressure on its margins due to product mix and reduced enrollments in some areas.
K-12 Services
For the quarter, K-12 Services revenue increased by $5.4 million, or 71.4%, from $7.6 million in 2006 to $13.1 million in 2007. Some of this growth is due to timing of revenue recognition on contracts with delayed execution dates.
Operating income in the K-12 Services division was $1.8 million for the quarter, compared to an operating loss of ($1.7) million in the first quarter of 2006. Much of the increase is due to increased volume as well as margin improvement related to product mix.

Other Business Highlights
As previously announced in February 2007, the Company sold the Admissions Services technology business, Embark, which handled electronic applications for colleges. In connection with that sale, the Company recognized a one-time gain of $4.5 million during the 2007 first quarter.
More recently, in April 2007, the Company signed an agreement to outsource its higher education marketing business to Higher Edge Marketing, Inc., a newly formed marketing services company. Under the terms of the agreement, The Princeton Review will earn royalties from Higher Edge Marketing, Inc. on its sale of marketing services to post-secondary schools. As a result of this agreement, the Company has reduced some of its costs and simplified its business, while retaining the ability to monetize its reach into the population of college and graduate school bound students.
The Princeton Review will review its first quarter 2007 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (913) 981-5533 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 5670469, through May 17, 2007.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound student’s research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect,” “may,” “could,” “would,” “will,, “should,, “plan,, “project,” “contemplate,, “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$14,519	$10,822
Accounts receivable, net	31,651	31,531
Accounts receivable-related parties	15	124
Other receivables	1,014	1,999
Inventory	2,678	2,950
Prepaid expenses	1,463	1,653
Other current assets	1,106	2,612
Other current assets related to discontinued operations	—	181

Total current assets	52,446	51,872

Furniture, fixtures, equipment and software development, net	14,931	16,071
Goodwill	31,006	31,006
Investment in affiliates	1,639	1,639
Other intangibles, net	10,933	11,527
Other assets	5,196	4,013
Other assets related to discontinued operations	—	1,980

Total assets	$116,151	$118,108

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$—	$3,000
Accounts payable	13,539	15,220
Accrued expenses	9,048	11,277
Current maturities of long-term debt	1,231	1,369
Deferred income	20,670	20,672
Liabilities related to discontinued operations	—	2,541

Total current liabilities	44,488	54,079

Deferred rent	2,529	2,558
Long-term debt	16,889	14,127
Fair value of derivatives and warrant	320	181
Series B-1 Preferred Stock	6,000	6,000
Stockholders’ equity
Common stock	276	276
Additional paid-in capital	117,251	117,082
Accumulated deficit	(71,276)	(75,871)
Accumulated other comprehensive loss	(326)	(324)

Total stockholders’ equity	45,925	41,163

Total liabilities and stockholders’ equity	$116,151	$118,108

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue
Test Preparation Services	$26,462	$25,061
K-12 Services	13,082	7,631
Admissions Services	626	920

Total revenue	40,170	33,612

Cost of revenue
Test Preparation Services	10,969	7,870
K-12 Services	6,928	5,195
Admissions Services	243	314

Total cost of revenue	18,140	13,379

Gross Profit	22,030	20,233

Operating expenses	22,652	22,227

Loss from operations	(622)	(1,994)
Interest income (expense)	(344)	(30)
Other income (expense)	(75)	60
Equity in the income (loss) of affiliates	—	(66)

Income (loss) before income taxes	(1,041)	(2,030)
(Provision) benefit for income taxes	—	—

Net income (loss) from continuing operations	(1,041)	(2,030)
Discontinued operations
Income (loss) from discontinued operations	1,198	122
Gain from disposal of discontinued operations	4,539	—

Net income (loss)	4,696	(1,908)
Dividends and accretion on Series B-1 Preferred Stock	(103)	(157)

Income (loss) attributed to common stockholders	$4,593	$(2,065)

Earnings (loss) per share
Basic and diluted
Income (loss) from continuing operations	$(0.04)	$(0.08)
Income (loss) from discontinued operations	0.21	—

Net income (loss)	$0.17	$(0.08)

Weighted average shares used in computing income (loss) per share
Basic	27,576	27,572

Diluted	27,576	27,572

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